SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Dave& Buster’s, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
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	☑	No Fee Required.
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	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth amount on which the filing is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On February 6, 2006, Dave & Buster’s sent the following letter to its stockholders who had not yet returned proxies in regard to the upcoming special meeting of the stockholders to be held on February 28, 2006:
DAVE & BUSTER’S, INC.
2481 Manana Drive
Dallas, Texas 75220
*** URGENT ATTENTION REQUESTED ***
Dear Fellow Stockholder:
You have previously received proxy material in connection with the upcoming special meeting of stockholders for Dave & Buster’s, Inc. to be held on February 28, 2006.
As described in the proxy statement, on December 8, 2005, Dave & Buster’s, Inc. (“Dave & Buster’s”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of Wellspring Capital Management, LLC (“Wellspring”), pursuant to which Wellspring and its affiliates will acquire all of Dave & Buster’s outstanding common stock for $18.05 per share, by the merger of a Wellspring subsidiary with and into Dave & Buster’s. To complete the merger, at least two-thirds of the outstanding D&B common stock must vote in favor of the transaction. You will also consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement. Your Board of Directors has carefully considered each of the proposals and unanimously recommends that shareholders vote FOR each of the proposals.
According to our latest records, your voting instructions for this meeting have not yet been received. Regardless of the number of shares you may own, it is important they be represented at the meeting. If you do not vote, the effect will be a vote against the merger transaction. If we do not receive the approval of at least two-thirds of the shares entitled to vote, the currently proposed merger transaction will not be completed, and our stockholders will not receive the $18.05 per share consideration payable under the current version of the merger agreement. We urge you to please return your proxy card in the enclosed Business Return Envelope, or vote by following the instructions for phone or internet voting that appear on the enclosed proxy card.
Thank you for your support. Your prompt voting may save Dave & Buster’s the necessity and expense of further solicitations.
Sincerely,

James W. “Buster” Corley	David O. “Dave” Corriveau